UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330 Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On November 7, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Fortegra Financial Corporation (“Fortegra”) took the following actions:

Grant of Shares. The Compensation Committee approved a grant of 4,900 shares of Fortegra common stock to Joseph R. McCaw, II, Executive Vice President and President of Payment Protection. The stock vests upon grant and is being granted in recognition of third quarter superior performance by Fortegra's Payment Protection division, the business unit Mr. McCaw heads. The grant, made under the Fortegra Financial Corporation 2010 Omnibus Incentive Plan (the “Omnibus Plan”), is effective November 15, 2012.

2013 Executive Annual Incentive Plan. The Compensation Committee approved Fortegra's 2013 Executive Annual Incentive Plan. For 2013, annual incentive awards will be based upon the extent of achievement of target levels of performance relating to corporate net income and corporate and business unit revenue. For awards to Fortegra's Chief Executive Officer (“CEO”) and other corporate executive officers, 50% of the award will be based upon the achievement of Fortegra's total revenue target, to be paid in cash, and 50% of the award will be based upon the achievement of Fortegra's net income target, to be paid in restricted stock. For awards to Fortegra's executive officers assigned to a Fortegra business unit, 33.3% of the award will be based upon the achievement of Fortegra's total revenue target, to be paid in cash, 33.3% of the award will be based on the achievement of Fortegra's net income target, to be paid in restricted stock, and 33.3% of the award will be based upon the achievement of the applicable business unit's total revenue target, to be paid in cash. Awards of restricted stock will be made pursuant to the Omnibus Plan and will vest 50% on each of March 1, 2014 and March 1, 2015.

For 2013, the annual incentive plan target award opportunities, as a percentage of base salary, are 50% of base salary for Fortegra's CEO and the President of the Payment Protection division, and 37.5% of base salary for each other executive officer. The Compensation Committee also set threshold and maximum performance levels. In the event a threshold level of performance (or 95% of target) is achieved, the target award reduced by 50% will be paid. In the event the maximum level of performance (or 110% of target) is achieved, the target award increased by 25% will be paid.

Long Term Incentive Plan. The Compensation Committee approved a Long Term Incentive Plan (“LTIP”) for Fortegra's executive officers. On January 1, 2013, under the LTIP, Fortegra will make a share-based award to each executive officer in an amount equal in value to 37.5% of his or her base salary, or, in the case of Fortegra's CEO, 50% of his base salary. Half the value of the award will be made in options to purchase Fortegra common stock and half in restricted stock.

The share-based awards will vest, if at all, if Fortegra achieves three-year performance goals on or before December 31, 2015 for (i) revenue (Compound Annual Growth Rate), (ii) profitable growth (Net Income) and (iii) earnings growth (Return on Average Equity). The performance metrics are equally weighted such that achievement of any one target results in vesting of one-third of the total equity award.

The restricted stock and options will be granted pursuant to the Omnibus Plan and will vest immediately upon a change of control as defined in the Omnibus Plan. The exercise price of the options will be the closing price of Fortegra's stock on the date of grant. The options will expire on the tenth anniversary of the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: November 14, 2012	By:	/s/ Christopher D. Romaine
	Name:	Christopher D. Romaine
	Title:	Senior Vice President, General Counsel and Secretary